Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 2, 2021, relating to the consolidated financial statements of Belpointe REIT, Inc. as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019 in this Annual Report on Form 1-K (File No. 24R-00206) of Belpointe REIT, Inc.

/s/ Citrin Cooperman & Company, LLP

New York, New York

April 2, 2021